Exhibit 5.3

April 13, 2023

Vale S.A. Praia de Botafogo 186 – offices 1101, 1701 and 1801 - Botafogo 22250-145 Rio de Janeiro, RJ Brazil Vale Overseas Limited One Nexus Way Camana Bay, Grand Cayman KY1-9005 Cayman Islands

Ladies and Gentlemen:

We have acted as special United States counsel to Vale S.A., a corporation (sociedade por ações) organized under the laws of the Federative Republic of Brazil (“Vale”), and Vale Overseas Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands (“Vale Overseas”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of a registration statement on Form F-3 (the “Registration Statement”) relating to the offering from time to time, in one or more series, of (i) debt securities of Vale (the “Vale Securities”) and (ii) debt securities of Vale Overseas guaranteed by Vale (the “Vale Overseas Securities” and, together with the Vale Securities, the “Securities”). The Securities being registered under the Registration Statement will be offered on a continuous or delayed basis pursuant to the provisions of Rule 415 under the Securities Act.

Unless otherwise provided in any prospectus supplement forming a part of the Registration Statement relating to a particular series of Securities, the Vale Securities are to be issued under an indenture dated as of August 4, 2021 (the “Vale Indenture”) between Vale and The Bank of New York Mellon (the “Vale Trustee”), and the Vale Overseas Securities are to be issued under the Amended and Restated Indenture dated as of August 4, 2021 (the “Vale Overseas Indenture”) among Vale Overseas, Vale and The Bank of New York Mellon, as trustee (the “Vale Overseas Trustee”). Pursuant to the Vale Overseas Indenture, Vale will unconditionally guarantee all of Vale Overseas’ obligations under the Vale Overseas Securities (the “Guarantees”).

In arriving at the opinions expressed below, we have reviewed the following documents:

(a)	the Registration Statement and the documents incorporated by reference therein; and

Vale S.A. Vale Overseas Limited, p. 2
(b)	an executed copy of each of the Vale Indenture and the Vale Overseas Indenture, each filed as an exhibit to the Registration Statement.

We have also reviewed the originals or copies certified or otherwise identified to our satisfaction of such other documents, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.

In rendering the opinions expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified (i) the accuracy as to factual matters of each document we have reviewed and (ii) that the Securities will conform to the forms thereof that we have reviewed.

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that:

1. The Vale Securities to be issued under the Vale Indenture will be valid, binding and enforceable obligations of Vale, entitled to the benefits of the Vale Indenture.

2. The Vale Overseas Securities to be issued under the Vale Overseas Indenture will be valid, binding and enforceable obligations of Vale Overseas, entitled to the benefits of the Vale Overseas Indenture.

3. The Guarantees to be issued under the Vale Overseas Indenture will be valid, binding and enforceable obligations of Vale, entitled to the benefits of the Vale Overseas Indenture.

Insofar as the foregoing opinions relate to the validity, binding effect or enforceability of any agreement or obligation of Vale or Vale Overseas, (a) we have assumed that each of Vale and Vale Overseas, as the case may be, and each other party to such agreement or obligation has satisfied or, prior to the issuance of the Securities, will satisfy those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it (except that no such assumption is made as to Vale or Vale Overseas regarding matters of the federal law of the United States of America or the law of the State of New York that in our experience normally would be applicable to general business entities in relation to transactions of the type contemplated in the Vale Indenture, the Vale Overseas Indenture and the Securities), (b) such opinions are subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity and (c) such opinions are subject to the effect of judicial application of foreign laws or foreign governmental actions affecting creditors’ rights.

In rendering the opinions expressed in paragraphs 1, 2 and 3 above, we have assumed that each series of Securities will be issued with an original aggregate principal amount (or, in the case of any Securities issued at original issue discount, an aggregate issue price) of US$2,500,000 or more.

Vale S.A. Vale Overseas Limited, p. 3

We have further assumed that (i) the Registration Statement and any amendments thereto (including post-effective amendments) will have become effective and comply with all applicable laws; (ii) the Registration Statement will be effective and will comply with all applicable laws at the time the Securities are offered or issued as contemplated by the Registration Statement; (iii) the terms of the Securities will conform to the forms thereof contained in the Vale Indenture and the Vale Overseas Indenture, as applicable, and will not violate any applicable law or result in a default under or breach of any agreement or instrument binding upon, or violate any requirement or restriction imposed by any court or governmental body having jurisdiction over, in the case of the Vale Securities, Vale, and, in the case of the Vale Overseas Securities, Vale or Vale Overseas; (iv) the Securities will be issued, sold and delivered to, and paid for by, the purchasers at the price specified in, and in accordance with the terms of, an agreement or agreements duly authorized, executed and delivered by the parties thereto; (v) Vale and, in the case of the Vale Overseas Securities, Vale Overseas will authorize the offering and issuance of the Securities and will authorize, approve and establish the final terms and conditions thereof and will enter together with the Vale Trustee or the Vale Overseas Trustee, as applicable, into any necessary supplemental indenture relating to the Securities and will take any other appropriate additional corporate action; and (vi) certificates, if required, representing the Securities will be duly executed and delivered and, to the extent required by the Vale Indenture and the Vale Overseas Indenture, as applicable, duly authenticated and countersigned.

We express no opinion as to the subject matter jurisdiction of any United States federal court to adjudicate any action relating to the Securities where jurisdiction based on diversity of citizenship under 28 U.S.C. § 1332 does not exist.

In addition, we note that (a) the enforceability in the United States of the waiver in Section 1.14 of the Vale Indenture and the Vale Overseas Indenture by each of Vale and Vale Overseas of any immunities from court jurisdiction and from legal process is subject to the limitations imposed by the U.S. Foreign Sovereign Immunities Act of 1976 and (b) the designation in Section 1.14 of the Vale Indenture and the Vale Overseas Indenture of the U.S. federal courts located in the Borough of Manhattan, City of New York as the venue for actions or proceedings relating to the Vale Indenture, the Vale Overseas Indenture, the Securities and the Guarantees is (notwithstanding the waiver in Section 1.14) subject to the power of such courts to transfer actions pursuant to 28 U.S.C. § 1404(a) or to dismiss such actions or proceedings on the grounds that such a federal court is an inconvenient forum for such actions or proceedings.

With respect to any Securities that may be issued in a currency other than U.S. dollars, we note that by statute New York provides that a judgment or decree rendered in a currency other than the currency of the United States shall be converted into U.S. dollars at the rate of exchange prevailing on the date of entry of the judgment or decree. There is no corresponding Federal statute and no controlling Federal court decision on this issue. Accordingly, we express no opinion as to whether a Federal court would award a judgment in a currency other than U.S. dollars or, if it did so, whether it would order conversion of the judgment into U.S. dollars.

Vale S.A. Vale Overseas Limited, p. 4

In addition, we note that the waiver of defenses relating to the Guarantees in Article 12 of the Vale Overseas Indenture may be ineffective to the extent that any such defense involves a matter of public policy in New York (such as reflected in New York’s anti-champerty statute).

The foregoing opinions are limited to the federal law of the United States of America and the law of the State of New York.

We hereby consent to the filing of this opinion as Exhibit 5.3 to the Registration Statement and to the reference to this firm in the prospectus constituting a part of the Registration Statement and in any prospectus supplements related thereto under the heading “Validity of the Securities” as counsel for Vale and Vale Overseas who have passed on the validity under New York law of the Securities being registered by the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder. We assume no obligation to advise you or any other person, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinions expressed herein.

Very truly yours,

CLEARY GOTTLIEB STEEN & HAMILTON LLP

By: /s/ Juan G. Giráldez
Juan G. Giráldez, a Partner